Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated February 4, 2015

J.P.Morgan

JPMorgan ETF Efficiente 10 TR Series X Index

Performance Update - February 2015

OVERVIEW

JPMorgan ETF Efficiente 10 TR Series X Index (the "Index") is a J.P. Morgan index that tracks the total return performance of a portfolio consisting of 13 exchange traded funds ("ETFs") that provides exposure to a diverse universe assets. The Index employs an allocation strategy based on the modern portfolio theory.



Hypothetical and Actual Historical Performance - December 31, 2007 to January 30, 2015


200
150
100
50
0
JPMorgan ETF Efficiente 10 TR Series X Index
S&P 500 Total Return Index
Barclays U.S. Aggregate Bond Index (Total Return)
Dec-07
May-09
Oct-10
Mar-12
Aug-13
Jan-15

Hypothetical and Actual Historical Volatility - through January 30, 2015


70%
60%
50%
40%
30%
20%
10%
0%
JPMorgan ETF Efficiente 10 TR Series X Index
S&P 500 Total Return Index
Barclays U.S. Aggregate Bond Index (Total Return)
Target volatility
Jun-08
Oct-09
Feb-11
Jun-12
Oct-13
Jan-15

Key Features of the Index

- Exposure to a universe of 13 ETFs covering a broad range of assets and geographic regions.
- Monthly rebalancing of portfolio allocation based on six-month historical performance and historical volatility.
- Targets an annualized realized volatility of 10%.
- Levels published on Bloomberg under the ticker JPUSEFFE.

Hypothetical and Actual Historical Performance*	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
2015	2.50%												2.5%**
2014	-3.37%	2.49%	0.43%	0.80%	1.77%	0.75%	-0.24%	2.67%	-3.41%	3.91%	1.23%	0.61%	7.64%
2013	1.21%	-0.25%	1.57%	3.03%	-1.66%	-1.23%	3.22%	-2.67%	2.03%	2.18%	1.48%	1.33%	10.52%
2012	1.94%	-0.64%	-0.18%	1.80%	-1.99%	1.54%	2.81%	0.50%	0.02%	0.04%	0.25%	2.48%	8.79%
2011	0.35%	3.03%	1.02%	3.75%	-0.92%	-2.25%	2.94%	2.00%	0.26%	1.23%	0.53%	0.34%	12.82%

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant or annual measurement period, the hypothetical back tested daily Index closing levels from December 31, 2009 through September 28, 2014 and the actual historical performance of the index based on the closing levels from September 29, 2014 through January 30, 2015

**As calculated through January 30,2015

See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.

Recent Index Composition	Vanguard S&P 500 ETF	iShares Core S&P Small-Cap ETF	Vanguard FTSE Developed Markets ETF	iShares 20+ Year Treasury Bond ETF	iShares iBoxx $ Investment Grade Corporate Bond ETF	SPDR Barclays High Yield Bond ETF	Vanguard FTSE Emerging Markets ETF	iShares JP Morgan USD Emerging Markets Bond ETF	iShares S&P GSCI Cmdty-Indexed Trust	SPDR Gold Trust	Vanguard REIT ETF	iShares TIPS Bond ETF	iShares 1-3 Year Treasury Bond ETF
February 15	20.0%	20.0%	0.0%	20.0%	20.0%	0.0%	0.0%	0.0%	0.0%	0.0%	20.0%	0.0%	0.0%
January 15	20.0%	20.0%	0.0%	20.0%	20.0%	0.0%	0.0%	0.0%	0.0%	0.0%	20.0%	0.0%	0.0%

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com February 02, 2015

Comparative Hypothetical Total Returns (%), Volatility (%) and Correlation – January 30, 2015

	Three Year Annualized Return	Five Year Annualized Return	Annualized Return since December 31st, 2007	Annualized Volatility since December 31st, 2007	Sharpe Ratio since December 31st, 2007	Correlation since December 31st, 2007
JPMorgan ETF Efficiente 10 TR Series X Index	9.2%	10.5%	8.5%	9.0%	0.95	100.0%
S&P 500 Total Return Index	17.5%	15.6%	6.7%	22.8%	0.29	39.7%
Barclays U.S. Aggregate Bond Index (Total Return)	3.1%	4.6%	5.0%	3.9%	1.28	10.8%

Notes

Hypothetical, historical performance measures: Represents the performance of the JP Morgan ETF Efficiente 10 TR Series X Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through September 28, 2014, and the actual historical performances from September 29, 2014 through December 31, 2014, as well as the actual performance of the S&P 500 Total Return Index and the Barclays U.S. Aggregate Bond Index (Total Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the JPMorgan ETF Efficiente 10 TR Series X Index will outperform the S&P 500 Total Index, the Barclays U.S. Aggregate Bond Index (Total Return) or any alternative investment strategy. Sources: Bloomberg and JPMorgan.

S&P 500 Total Return Index represents the total returns of the S&P 500 Index. Barclays U.S. Aggregate Bond Index (Total Return) represents the returns of the Barclays U.S. Aggregate Bond Index
Volatility: hypothetical, historical annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the hypothetical returns, as applicable to the relevant measurement period, of the JPMorgan ETF Efficiente 10 TR Series X, S&P 500 Total Return Index, and the Barclays Aggregate Bond Index.
Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since December 31, 2007. The Sharpe Ratio, which is a hypothetical measure of risk-adjusted performance, is computed as the annualized historical return since December 31, 2007 divided by the annualized volatility since December 31, 2007.
Correlation : Correlation refers to the performance of the relevant index to the JP Morgan ETF Efficiente 10 TR Series X Index.

The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

- There are risks associated with a momentum-based investment strategy—The JPMorgan ETF Efficiente 10 TR Series X Index (the "Index") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- Correlation of performances among the constituents may reduce the performance of the Index—performances among the constituents comprising the index from time to time (the "Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Index.
- Our affiliate, JPMS plc, is the Index sponsor and may adjust the Index in a way that affects its level—The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index.
- The Index may not be successful, may not outperform any alternative strategy related to the Constituents, or may not achieve its target volatility of 10%.
- The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Constituents by asset type and geographical region that may reduce your return.
- Changes in the value of the Constituents may offset each other.
- An investment linked to the Index is subject to risks associated with non-U.S. securities markets, such as emerging markets and currency exchange risk.
- The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
- The Index was established on September 29, 2014 and has a limited operating history.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

You may access the Index Rules at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/19617/000095010314007301/crt_dp50333.pdf

Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-199966

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com February 02, 2015